SUB-ITEM 77K

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

At a meeting held on June 9, 2015, the Board of Trustees, with the approval and recommendation of the Audit Committee, selected KPMG LLP (“KPMG”) to serve as the Funds’ independent registered public accounting firm for the Funds’ fiscal year ending December 31, 2015. The decision to select KPMG followed the withdrawal of the previously selected registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), due to an independence issue resulting from the acquisition of Forward Management by Salient Partners. During the Funds’ fiscal years ended December 31, 2014 and December 31, 2013, and through June 9, 2015, neither the Funds, their portfolios, nor anyone on their behalf, consulted with KPMG on items that: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K under the Securities Exchange Act of 1934) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).

Throughout the Funds’ two most recent fiscal years, and through June 9, 2015, the Funds had no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K. With respect to the Funds, PwC’s audit opinions for the past two fiscal years, have not contained either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

The Registrant has provided a copy of the disclosures contained in this Exhibit 77K to PwC, prior to the date of filing of this Form N-SAR with the U.S. Securities and Exchange Commission (the “Commission”), as required by Item 304(a)(3) of Form S-K.  In addition, the Registrant  has requested  that PwC confirm in a letter  provided to the Registrant and  addressed  to the  Commission  that  it  agrees  with  the  representations contained in this Exhibit 77K, and PwC’s  response  addressed to the Commission is also included in this Exhibit 77K.